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Exhibit 23.3

Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202

CONSENT

        We hereby consent to the use of our name as your counsel and to all references made to us in the Registration Statement on Form S-3 No. 333-158125, including all amendments or supplements thereto (the "Registration Statement") and in the Prospectus forming a pert thereof, filed by Warren Resources, Inc., a Maryland corporation, and Warren Resources of California, Inc., a California corporation. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

/s/ PATTON BOGGS LLP

PATTON BOGGS LLP

Denver, Colorado
September 28, 2009

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  Exhibit 23.3